                              WIND RIVER SYSTEMS, INC.
                           EXECUTIVE EMPLOYMENT AGREEMENT
                                        FOR
                                 THOMAS ST. DENNIS

       THIS EXECUTIVE EMPLOYMENT AGREEMENT ("Agreement") is entered into as of September 7, 1999 (the "Effective Date"), by and between THOMAS ST. DENNIS ("Executive") and WIND RIVER SYSTEMS, INC. (the "Company"), a Delaware corporation.

       WHEREAS, the Company desires to employ Executive to provide personal services to the Company, and wishes to provide Executive with certain compensation and benefits in return for his services; and

       WHEREAS, Executive wishes to be employed by the Company and provide personal services to the Company in return for certain compensation and benefits, including the benefits provided in this Agreement;

       NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

       1.     EMPLOYMENT BY THE COMPANY.

              1.1 TITLE AND RESPONSIBILITIES. Subject to terms set forth herein, the Company agrees to employ Executive in the position of President and Chief Executive Officer and Executive hereby accepts employment effective as of September 7, 1999. During his employment with the Company, Executive will devote his best efforts and substantially all of his business time and attention (except for vacation periods as set forth herein and reasonable periods of illness or other incapacity permitted by the Company's general employment policies) to the business of the Company. Notwithstanding the foregoing, the Company hereby agrees that Executive can devote a reasonable amount of his time during September 1999 in order to complete an orderly transition from his prior employer.

              1.2 EXECUTIVE POSITION. Executive will serve in an executive capacity and shall perform such duties as are reasonably assigned from time to time by the Company's Board of Directors (the "Board"), consistent with the Bylaws of the Company and as are consistent with Executive's title and position. The Company shall use its best efforts to elect Executive to the Board for as long as Executive holds the position of President and Chief Executive Officer.

              1.3 COMPANY EMPLOYMENT POLICIES. The employment relationship between the parties shall also be governed by the general employment policies and procedures of the Company, including those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company's general employment policies or procedures, this Agreement shall control.


                                        1.

       2.     COMPENSATION AND BENEFITS.

              2.1 SALARY. For services rendered hereunder, Executive shall receive an annualized base salary of four hundred thousand dollars ($400,000), less standard withholdings and deductions, payable in accordance with the Company's standard payroll procedures. Executive will be considered for annual changes in base salary in accordance with Company policy and subject to review and approval by the Board.

              2.2 ANNUAL PERFORMANCE BONUS. Executive shall be eligible for an Annual Performance Bonus for each fiscal year Executive is employed by the Company as President and Chief Executive Officer.

                     (a) DETERMINATION OF BONUS. The amount of Executive's Annual Performance Bonus will be determined by the Board based on certain measurable goals, including a target for on-plan performance and performance in excess of plan, established by mutual agreement between the Board and Executive within 90 days of the commencement of the Fiscal Year beginning February 1, 2000 and prior to 30 days before the commencement of each Fiscal Year thereafter (the "Performance Criteria"). If the Board and Executive cannot reach agreement within 90 days, reasonable Performance Criteria may be established in good faith by the Board. Executive's bonus will be paid out in accordance with the Company's standard practice. To be eligible to receive a bonus, Executive must remain in employment with the Company as President and Chief Executive Officer throughout the entire fiscal year, except as provided in Sections 2.2(b), and 6.6 below and except as provided under the terms of the Executive Officers' Change of Control Incentive and Severance Benefit Plan ("Change of Control Incentive Plan") attached hereto as Exhibit A. This bonus will be paid at the same time as other senior executive bonuses for the applicable fiscal year.

                     (b) TARGET BONUS FOR ON-PLAN PERFORMANCE. Executive shall receive an annualized bonus of eight hundred thousand dollars ($800,000) for on-plan performance for the fiscal year ending January 31, 2000, prorated for the portion of the fiscal year during which the Executive is an employee of the Company. For Fiscal Year 2001 and subsequent years, Executive shall receive a bonus equal to two hundred percent (200%) of his then current base salary for on-plan performance as determined by the Board in accordance with the Performance Criteria. Bonuses paid for less than on-plan performance will be determined based on the degree of satisfaction of Performance Criteria on a pro-rated basis in the reasonable good faith determination of the Board.

                     (c) BONUS FOR EXCEEDING PLAN. If Executive's performance exceeds plan, Executive will receive an additional performance bonus of up to fifty percent (50%) of the on-plan performance target bonus for that fiscal year as determined by the Board in accordance with the Performance Criteria.

                     (d) BONUS FOR FISCAL YEAR 2001 AND SUBSEQUENT YEARS. For Fiscal Year 2001 and subsequent years, any bonus paid to Executive shall be subject to the provisions of a CEO Bonus Plan which shall be submitted to the Company's shareholders for approval in order to allow the Company to take a federal income tax deduction for all cash payments under the CEO Bonus Plan without being limited by Section 162(m) of the Internal Revenue Code.
Failure to obtain such approval will not reduce any bonus required to be paid as set forth herein.


                                        2.

                     (e) GUARANTEED BONUS. With respect to the fiscal year ending January 31, 2000, Executive's bonus is guaranteed to be not less than three hundred twenty-two thousand two hundred dollars ($322,200). No other minimum bonus is guaranteed to Executive.

              2.3 STOCK OPTIONS. Upon commencement of employment, Executive will be granted options to purchase an aggregate of 1,100,000 shares of common stock of the Company, subject to the terms of the Company's 1998 Equity Incentive Plan (the "Plan") and the Company's standard form of stock option agreement. These options will be incentive stock options to the maximum extent permissible under applicable law, with the remainder to be granted as nonstatutory stock options. The exercise price of the options shall be the closing price of the Company's common stock on September 3, 1999. The options shall vest over a four-year period, with one-fourth of the shares vesting on the first anniversary of Executive's date of hire with the Company and the remaining three-fourths of the shares vesting in equal shares on a monthly basis during years two through four of the Executive's employment with the Company. Vesting is subject to acceleration as provided in Section 6.6(e)(ii) below and under the terms of the Change of Control Incentive Plan.

              2.4 LOAN AVAILABILITY FOR STOCK PURCHASE. The Company will loan Executive an amount, not to exceed $2,397,802.40 in aggregate principal amount, solely for the purpose of purchasing the Company's common stock in the public market, subject to the Company's insider trading policies for senior executives and directors of the Company. Executive may determine to draw the loan and purchase the Company's common stock at any time during the first six (6) months of his employment with the Company. The loan shall be governed by a Secured Promissory Note and Investment Property Security Agreement in the form of Exhibits B and C attached hereto. None of the common stock purchased by Executive under this Section 2.4 shall be subject to any purchase rights in favor of the Company; PROVIDED, HOWEVER, that the common stock purchased by Executive under this Section is encumbered pursuant to the terms of the Investment Property Security Agreement.

              2.5 SIGN-ON BONUS. Within ten (10) days of the date that Executive signs this Agreement, the Company will pay Executive a sign-on bonus of nine hundred and fifty-nine thousand, one hundred and twenty dollars and ninety-six cents ($959,120.96), less standard withholdings and deductions. This amount represents forty percent (40%) of a stock purchase made by Executive totaling $2,397,802.40.

              2.6 STANDARD COMPANY BENEFITS. Executive shall be entitled to all rights and benefits for which he is eligible under the terms and conditions of the standard Company benefits and compensation plans which may be in effect from time to time and provided by the Company to its executive level employees generally.

              2.7 LIFE INSURANCE POLICY. The Company will provide Executive, at the Company's expense, with a five million dollar ($5,000,000) split dollar life insurance policy with joint survivorship, with terms substantially the same as those applied to the Company's prior Chief Executive Officer.


                                        3.

              2.8 BUSINESS EXPENSE REIMBURSEMENT. The Company shall reimburse Executive for all reasonable travel, entertainment or other expenses incurred by him in furtherance of or in connection with the performance of his duties hereunder, in accordance with the Company's expense reimbursement policy as in effect from time to time.

              2.9 INDEMNIFICATION. The Company shall defend at its expense and indemnify Executive for claims, causes of action, demands, or suits relating to his employment or to any acts taken by him as an employee, officer, director and agent of the Company, to the fullest extent permitted by applicable law. In furtherance of this obligation, the Company and Executive have entered into an indemnity agreement in the form attached hereto as Exhibit D.

       3.     PROPRIETARY INFORMATION OBLIGATIONS.

              3.1 PROPRIETARY INFORMATION AGREEMENT. Executive agrees to execute and abide by the Proprietary Information and Inventions Agreement, attached hereto as Exhibit E.

              3.2 REMEDIES. Executive's duties under the Proprietary Information and Inventions Agreement shall survive termination of Executive's employment with the Company. Executive acknowledges that a remedy at law for any breach or threatened breach by Executive of the provisions of the Proprietary Information and Inventions Agreement would be inadequate and Executive therefore agrees that the Company shall be entitled to seek injunctive relief in case of any such breach or threatened breach.

       4.     OUTSIDE ACTIVITIES.

              4.1 ACTIVITIES. Except with the prior written consent of the Board, and except as set forth in Section 1.1, Executive will not during his employment with the Company undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor or for which Executive serves as an outside member of the board of directors. Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of his duties hereunder.

              4.2 NON-COMPETITION. During his employment by the Company, except on behalf of the Company, Executive will not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever known by him to compete directly with the Company, anywhere in the world, in any line of business engaged in (or planned to be engaged in) by the Company; PROVIDED, HOWEVER, that anything above to the contrary notwithstanding, Executive may own, as a passive investor, securities of any entity, so long as Executive's direct holdings in any one such entity shall not in the aggregate constitute more than one percent (1%) of the voting securities of a public entity or more than five percent (5%) of the voting securities of a private entity.

       5.     OTHER AGREEMENTS.

              Executive represents and warrants that his employment by the Company will not conflict with and will not be constrained by any prior agreement or relationship with any third


                                        4.

party. Executive represents and warrants that he will not disclose to the Company or use on behalf of the Company any confidential information governed by any agreement with any third party except in accordance with an agreement between the Company and any such third party. During Executive's employment by the Company, Executive may use, in the performance of his duties, all information generally known and used by persons with training and experience comparable to his own and all information which is common knowledge in the industry or otherwise legally in the public domain.

       6.     TERMINATION OF EMPLOYMENT.

              6.1 AT-WILL EMPLOYMENT. Executive's relationship with the Company is at-will. Both Executive and the Company shall have the right to terminate Executive's employment with the Company at any time with or without Cause and with or without notice, provided that Executive may be removed from any position he holds as a member of the Company's Board only in the manner provided by the Bylaws of the Company and applicable law.

              6.2 TERMINATION BY COMPANY FOR CAUSE. If the Company terminates Executive's employment at any time for Cause (as defined below), Executive's salary shall cease on the date of termination and Executive shall not be entitled to severance pay, pay in lieu of notice or any other such compensation other than payment of accrued salary and vacation and such other benefits as are expressly required in such event by applicable law or the terms of applicable benefit plans. All stock options and any stock awards held by Executive shall cease vesting as of the date of termination and shall be exercisable thereafter only pursuant to the terms of the Company's applicable compensatory stock plans and the corresponding stock award agreements.

                     (a) DEFINITION. For purposes of this Agreement, "Cause" shall mean the occurrence of one or more of the following: (i) Executive's conviction of a felony or a crime involving moral turpitude or dishonesty; (ii) Executive's participation in a fraud or act of dishonesty against the Company; (iii) Executive's intentional and material damage to the Company's property; (iv) material breach of this Agreement, the Company's written policies, or the Proprietary Information and Inventions Agreement that is not remedied by Executive within fourteen (14) days of written notice of such breach from the Board; or (v) conduct by Executive which demonstrates Executive's gross unfitness to serve the Company as President and Chief Executive Officer that is not remedied by Executive within fourteen (14) days of written notice of such unfitness from the Board. Executive's physical or mental disability or death shall not constitute Cause hereunder.

              6.3 EXECUTIVE'S VOLUNTARY RESIGNATION. Executive may voluntarily terminate his employment with the Company at any time with or without notice, and with or without Good Reason (as defined below). In the event that Executive voluntarily terminates his employment other than for Good Reason, he will not be entitled to severance pay, pay in lieu of notice or any other such compensation other than payment of accrued salary and vacation and such other benefits as expressly required in such event by applicable law or the terms of applicable benefit plans. All stock options and any other stock awards held by Executive shall cease vesting as of the date of termination and shall be exercisable thereafter only pursuant to the


                                        5.

terms of the Company's applicable compensatory stock plans and the corresponding stock award agreements.

              6.4 TERMINATION FOR DEATH OR DISABILITY. Executive's employment with the Company will be terminated in the event of Executive's death, or any illness, disability or other incapacity that renders Executive physically or mentally unable regularly to perform his duties hereunder for a period in excess of one hundred twenty (120) consecutive days or more than one hundred eighty (180) days in aggregate in any consecutive twelve (12) month period. Executive's inability to be physically present on the Company's premises shall not constitute a presumption that Executive is unable to perform such duties. In the event that Executive's employment with the Company is terminated for death or disability as described in this
Section 6.4, Executive or Executive's heirs, successors, and assigns shall not receive any compensation or benefits other than payment of accrued salary and vacation and such other benefits as expressly required in such event by applicable law or the terms of applicable benefit plans. All stock options and any other stock awards held by Executive shall cease vesting as of the date of termination and shall be exercisable thereafter only pursuant to the terms of the Company's applicable compensatory stock plans and the corresponding stock award agreements. Notwithstanding the foregoing, the Board may elect, in its discretion, to deem the termination of Executive's employment under this Section 6.4 to be a termination by the Company without Cause and subject to the severance benefits as set forth in Section 6.6 below.

              6.5 EXECUTIVE'S RESIGNATION FOR GOOD REASON. Executive may resign his employment for Good Reason so long as Executive tenders his resignation to the Company within ninety (90) days after the occurrence of the event which forms the basis for his termination for Good Reason. If Executive terminates his employment for Good Reason, Executive shall be eligible for severance benefits as set forth in Section 6.6 of this Agreement.

                     (a) DEFINITION OF "GOOD REASON." For purposes of this Agreement, "Good Reason" shall mean any one of the following events which occurs on or after the commencement of Executive's employment without Executive's consent: (i) any reduction of Executive's then existing annual base salary or annual bonus target except such percentage reductions which are applied equally to all senior executives of the Company which the Board in good faith determines are necessary; (ii) any material reduction in the package of benefits and incentives, taken as a whole, provided to the Executive (except that employee contributions may be raised to the extent of any cost increases imposed by third parties) or any action by the Company which would materially and adversely affect the Executive's participation or reduce the Executive's benefits under any such plans, except to the extent that such benefits and incentives of all other senior executive officers of the Company are similarly reduced; (iii) any material diminution of the Executive's duties, responsibilities, authority, reporting structure, titles or offices, which is not cured within fourteen (14) days after Executive has provided written notice to the Board; (iv) any request that the Executive relocate to a work site that would increase the Executive's one-way commute distance by more than thirty-five (35) miles from his then principal residence, unless the Executive accepts such relocation opportunity; (v) any material breach by the Company of its obligations under this Agreement or any other written agreement with Executive that is not remedied by Company within thirty (30) days of written notice of such breach from Executive; or
(vi) the indviduals who, at the beginning of any period of two (2) consecutive years, constitute the Board (the "Incumbent Directors") cease for any reason during such period to constitute at least a majority of the Board, unless the election or the nomination for election by the Company's stockholders of a Director first elected during such period was approved by the vote of at least two-thirds of the Incumbent Directors, whereupon such Director shall also be classified as an Incumbent Director.


                                        6.

              6.6 CONSULTING PERIOD, FEES, AND BENEFITS. In the event that the Company terminates Executive's employment without Cause, or if Executive terminates his employment with the Company for Good Reason, Executive agrees to provide services as a consultant under the terms set forth below, in exchange for the payment of certain consulting fees and severance benefits as described below. This Section 6.6 shall not apply if Executive's employment is terminated in a Change of Control Termination as defined in the Change of Control Incentive Plan.

                     (a) CONSULTING PERIOD. As a condition to receiving any severance benefits, Executive agrees to make himself available to perform consulting services for a period of one (1) year following the termination of Executive's employment (the "Consulting Period").

                     (b) CONSULTING DUTIES. For purposes of this Agreement, "Consulting Services" refers to Executive's services to the Company in any area of his expertise, but Consulting Services will not include any services which are otherwise required in the discharge of Executive's duties as a member of the Company's Board. During the first three months of the Consulting Period, Executive agrees to provide Consulting Services for up to twenty (20) hours per month as reasonably scheduled by Executive and the Board. For the remainder of the Consulting Period, Executive agrees to provide Consulting Services for up to five (5) hours per month as reasonably scheduled by Executive and the Board. Executive further agrees to exercise the highest degree of professionalism and utilize his expertise and creative talents in performing Consulting Services. Executive agrees not to represent or purport to represent the Company in any manner whatsoever to any third party during the Consulting Period unless authorized by the Company in writing to do so.

                     (c) CONSULTING FEES. During the Consulting Period, the Company will pay Executive fees equal to one (1) year of Executive's annual salary as of the termination of Executive's employment with the Company, in equal monthly installments during the Consulting Period ("Consulting Fees"). The Company will not deduct or withhold any amount from the Consulting Fees for taxes, social security, or other payroll deductions, but will instead issue Executive an IRS Form 1099 with respect to the Consulting Fees. Executive acknowledges that in performing Consulting Services, he will be serving as an independent contractor, not a Company employee, and he will be entirely responsible for the payment of all employment taxes and any other taxes due and owing as a result of the payment of Consulting Fees. Executive hereby indemnifies the Company and holds it harmless from any liability for any taxes, penalties, and interest that may be assessed by any taxing authority with respect to the Consulting Fees, with the exception of the employer's share of employment taxes subsequently determined to be applicable, if any.

                     (d) NONCOMPETITION AND OTHER WORK ACTIVITIES. During the Consulting Period, in order to protect the trade secrets and confidential and proprietary information of the Company, except on behalf of the Company, Executive agrees that he will not, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever which directly competes with the Company, anywhere in the world, in the business of embedded software (including, but not limited to, Microsoft


                                        7.

Corporation, Integrated Systems, Inc., Accelerated Technology, Inc., Lynx Real Time Systems, Inc., Mentor Graphics, Inc., Microware Systems Corporation, QNX Software Systems, Ltd., and Sun Microsystems, Inc.); PROVIDED, HOWEVER, that Executive may own, as a passive investor, securities of any entity, so long as Executive's direct holdings in any such entity shall not in the aggregate constitute more than one percent (1%) of the voting securities of a public entity, or more than five percent (5%) of the voting securities of a private entity. Except as provided in the preceding sentence, during the Consulting Period Executive may engage in employment, consulting or other work relationships or professional or non-professional activities in addition to providing Consulting Services to the Company. The Company agrees to make reasonable arrangements to enable Executive to perform Consulting Services at such times and in such manner so that it does not unreasonably interfere with Executive's other such activities.

                     (e) CONSULTING BENEFITS. During the Consulting Period, in addition to the Consulting Fees, Executive shall receive the following benefits ("Consulting Benefits"):

                            (i)    A bonus payment equal to a pro rata share
of the target on-plan bonus for the fiscal year in which the termination of employment occurs, less standard or authorized withholdings and deductions, payable according to the Company's standard practice at the end of the Company's fiscal year; and

                            (ii)   Continued vesting of all unvested stock
options held by Executive during the Consulting Period.

                     (f) CESSATION. If Executive materially violates any provision of Sections 3, 6.6(b) or 6.6(d) of this Agreement or the Proprietary Information and Inventions Agreement, any severance payments or other benefits being provided to Executive will cease immediately and Executive will not be entitled to any further compensation from the Company.

       7. CHANGE OF CONTROL. In the event of a Change of Control or a Change of Control Termination, as defined in the Change of Control Incentive Plan, Executive will be entitled to all benefits as set forth in the Change of Control Incentive Plan. The Company will not amend or discontinue the Change of Control Incentive Plan to adversely effect Executive's rights thereunder without Executive's express written consent.

       8. RELEASE. Upon his termination of employment by the Company without Cause or by Executive for Good Reason, Executive shall enter into and execute a release substantially in the form attached hereto as Exhibit F (the "Release"), as a condition of Executive's receipt of any severance or consulting fees or benefits provided under this Agreement. Additionally, unless the Release is executed by Executive and becomes fully effective under the terms set forth in the Release, any acceleration of Executive's stock awards as provided in this Agreement shall not apply and Executive's stock awards in such event may be exercised following the date of Executive's termination only to the extent provided under their original terms in accordance with the applicable stock option plan, and the applicable option agreements.

       9.     GENERAL PROVISIONS.

              9.1 NOTICES. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including, personal delivery by facsimile transmission or the third day after mailing by first class mail, to the Company at its primary


                                        8.

office location and to Executive at his address as listed on the Company payroll (which address may be changed by written notice).

              9.2 SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but such invalid, illegal or unenforceable provision will be reformed, construed and enforced in such jurisdiction so as to render it valid, legal, and enforceable consistent with the intent of the parties insofar as possible.

              9.3 WAIVER. If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

              9.4 ENTIRE AGREEMENT. This Agreement, together with the Secured Promissory Note, Investment Property Security Agreement, Indemnity Agreement, Proprietary Information and Inventions Agreement, Executive Officers' Change of Control Incentive and Severance Benefit Plan, the Release Agreement and the stock option grants and agreements constitute the entire agreement between Executive and the Company and supersede any prior agreement, promise, representation, or statement written or otherwise between Executive and the Company with regard to the subject matters thereof. It is entered into without reliance on any promise, representation, statement or agreement other than those expressly contained or incorporated herein, and it cannot be modified or amended except in a writing signed by Executive and a duly authorized officer of the Company.

              9.5 COUNTERPARTS. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

              9.6 HEADINGS. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

              9.7 SUCCESSORS AND ASSIGNS. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

              9.8 ARBITRATION. To provide a mechanism for rapid and economical dispute resolution, Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to this Agreement (including the Release) or its enforcement, performance, breach, or interpretation, will be resolved, to the fullest extent permitted by law, by final, binding, and confidential arbitration held in San Francisco, California and conducted by Judicial Arbitration & Mediation Services/Endispute ("JAMS"), under its then-existing Rules and Procedures. Nothing in this Section 9.8 or in this Agreement is intended


                                        9.

to prevent either the Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. The prevailing party in any such arbitration shall be entitled to recover his or its attorneys' fees and costs.

              9.9 REMEDIES. Executive's duties under Sections 3, 6.6, and the Proprietary Information and Inventions Agreement shall survive termination of Executive's employment with the Company. Executive acknowledges that a remedy at law for any breach or threatened breach by Executive of the provisions of these sections and the Proprietary Information and Inventions Agreement would be inadequate, and Executive therefore agrees that the Company shall be entitled to seek injunctive relief in case of any such breach or threatened breach.

              9.10 GOVERNING LAW. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California as applied to contracts made and to be performed entirely within California.


                                        10.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective Date above written.

WIND RIVER SYSTEMS, INC.


By: /s/ Richard W. Kraber
   ------------------------------
   [Name]  Richard W. Kraber
   [Title] Vice President and Chief Financial Officer


THOMAS ST. DENNIS

 /s/ Thomas St. Dennis
---------------------------------


                                        11.

                                     EXHIBIT A

     EXECUTIVE OFFICERS' CHANGE OF CONTROL INCENTIVE AND SEVERANCE BENEFITS PLAN

            (Previously filed as Exhibit 10.13 to the Company's Annual
             Report on Form 10-K for the year ended January 31, 1998)

                                     EXHIBIT B

                              SECURED PROMISSORY NOTE

                         (Included herein as Exhibit 10.26)

                                     EXHIBIT C

                       INVESTMENT PROPERTY SECURITY AGREEMENT

                         (Included herein as Exhibit 10.27)

                                     EXHIBIT D

                                INDEMNITY AGREEMENT

                  (Previously filed as Exhibit 10.1 to the Company's
                      Form S-1 dated March 5, 1993, as amended)

                                     EXHIBIT E

                            INVENTION ASSIGNMENT AND

                        PROPRIETARY INFORMATION AGREEMENT

In consideration of my employment or continued employment by Wind River Systems, Inc. (the "Company") and the compensation now and hereafter paid to me, I hereby represent and agree as follows:

1. I understand that the Company is engaged in a continuous program of research, development, production and marketing in connection with its business and that, as an essential part of my employment with the Company, I am expected to make new contributions to and create inventions of value for the Company.

2. I will promptly disclose in confidence to the Company all inventions, improvements, original works of authorship, formulas, processes, computer programs, databases and trade secrets ("Inventions"), whether or not patentable, copyrightable or protectable as trade secrets, that are made or conceived or first reduced to practice or created by me, either alone or jointly with others, during the period of my employment, whether or not in the course of my employment, which are related in any way to the business of the Company, similar to or competitive with the products or research and development activities of the Company, or sold to the Company's customers or potential customers.

3. I agree that all Inventions that (a) are developed using equipment, supplies, facilities or trade secrets of the Company, (b) result from work performed by me for the Company or (c) relate to the business or the actual or anticipated research or development of the Company, will be the sole and exclusive property of and are hereby assigned to the Company. I understand that the provisions of this paragraph do not apply to any Invention that qualifies fully under Section 2870 of the California Labor Code, which is set forth in the Appendix to this Agreement.

4. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are "works made for hire," as that term is defined in the United States Copyright Act (17 U.S.C. Section 101).

5. I agree to assist the Company in every proper way to obtain for the Company and enforce patents, copyrights and other legal protections for the Company's Inventions in any and all countries. I will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights and other legal protections. My obligations under this paragraph will continue beyond the termination of my employment with the Company, provided that the Company will compensate me at a reasonable rate after such termination for time actually spent by me at the Company's request on such assistance. In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in this paragraph, I hereby irrevocably appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

6. I understand that my employment by the Company creates a relationship of confidence and trust with respect to any information of a confidential or secret nature that may be disclosed to me by the Company that relates to the business of the Company or to the business of any parent, subsidiary, affiliate, customer or supplier of the Company or other third party ("Proprietary Information"). Such Proprietary Information includes but is not limited to Inventions, ideas, data, know-how, developments, designs, techniques, marketing plans, product plans, business strategies, financial information, forecasts, personnel information and customer lists.

7. At all times, both during my employment and after its termination, I will keep all such Proprietary Information in confidence and trust, and I will not use or disclose any of such Proprietary Information without the written consent of the Company, except as may be necessary to perform my duties as an employee of the Company. Upon termination of my employment with the Company, I will promptly deliver to the Company all documents and materials of any nature pertaining to my work with the Company and I will not take with me any documents or materials or copies thereof containing any Proprietary Information.

8. I agree that during the period of my employment by the Company I will not, without the Company's express written consent, engage in any employment or business activity other than for the Company. I agree further that for the period of my employment with the Company and for one (l) year after the date of termination of my employment with the Company, I will not (i) induce any employee of the Company to leave the employ of the Company or
     (ii) solicit the business of any client or customer of the Company (other than on behalf of the Company).

9. I represent that my performance of all terms of this Agreement and my duties as an employee of the Company will not breach any invention assignment or proprietary information agreement with any former employer or other party. I represent that I will not bring with me to the Company or use in the performance of my duties for the Company any documents or materials of a former employer that are not generally available to the public.

10. To preclude any possible uncertainty, I have set forth on Exhibit A attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement. If disclosure of any such Invention on Exhibit A would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Inventions in Exhibit A but am to inform the Company that all such Inventions have not been listed for that reason.

11. This Agreement will be governed by and construed according to the laws of the State of California. If any provision of this Agreement is deemed unenforceable by law, then such provision will be deemed stricken from this Agreement, unless it can be modified by a court so as to render it enforceable consistent with the intent of the Agreement, and the remaining provisions will continue in full force and effect. I understand that in the event of a breach or threatened breach of this Agreement by me the Company may suffer irreparable harm and will therefore be entitled to injunctive relief to enforce this Agreement.

12. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes all prior representations. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged.

13. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

14. I understand that this Agreement does not constitute a contract of employment or obligate the Company to employ me for any stated period of time. This Agreement shall be effected as of the first day of my employment by the Company.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT EXHIBIT A TO THIS AGREEMENT.

EMPLOYEE                                             COMPANY

By:                                      By:
   ----------------------------             ---------------------------

Title:                                   Title:
      -------------------------                ------------------------

Date:                                    Date:
     --------------------------               -------------------------

                                    EXHIBIT A

                                PRIOR INVENTIONS

         The following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Wind River Systems, Inc. (the "Company") that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

         / / No inventions or improvements.

         / / See below:

             ----------------------------------------------------------

             ----------------------------------------------------------

             ----------------------------------------------------------

             ----------------------------------------------------------

             ----------------------------------------------------------

         / / Due to confidentiality agreements with prior employer, I cannot disclose certain inventions that would otherwise be included on the above-described list.

         / / Additional sheets attached.


                                            -------------------------------
                                            Employee Signature


                                            -------------------------------
                                            Employee  -- Print Name


                                            -------------------------------
                                            Date

                                      1.

                                    APPENDIX

                       CALIFORNIA LABOR CODE SECTION 2870

     (a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

          (1) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or

          (2)  Result from any work performed by the employee for the employer.

     (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

                                     EXHIBIT F

                                 RELEASE AGREEMENT

     I understand that my position with Wind River Systems, Inc. (the "Company") terminated effective ___________, _____ (the "Separation Date"). The Company has agreed that if I choose to sign this Release, the Company will pay me certain severance or consulting benefits pursuant to the terms of the Executive Employment (the "Agreement") between myself and the Company, and any agreements incorporated therein by reference. I understand that I am not entitled to such benefits unless I sign this Release and it becomes fully effective. I understand that, regardless of whether I sign this Release, the Company will pay me all of my accrued salary and vacation through the Separation Date, to which I am entitled by law.

     In consideration for the severance benefits I am receiving under the Agreement, I hereby release the Company and its officers, directors, agents, attorneys, employees, shareholders, parents, subsidiaries, and affiliates from any and all claims, liabilities, demands, causes of action, attorneys' fees, damages, or obligations of every kind and nature, whether they are now known or unknown, arising at any time prior to the date I sign this Release. This general release includes, but is not limited to: all federal and state statutory and common law claims related to my employment or the termination of my employment or related to all claims for breach of contract, tort, wrongful termination, discrimination, wages or benefits, or claims for any form of equity or compensation. Notwithstanding the release in the preceding sentence, I am not releasing any right of indemnification I may have in my capacity as an employee, officer and/or director of the Company pursuant to any express indemnification agreement, nor am I releasing any rights I may have as an owner and/or holder of the Company's common stock and stock options.

     In releasing claims unknown to me at present, I am waiving all rights and benefits under Section 1542 of the California Civil Code, and any law or legal principle of similar effect in any jurisdiction: "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

     If I am forty (40) years of age or older as of the Separation Date, I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"). I also acknowledge that the consideration given for the waiver in the above paragraph is in addition to anything of value to which I was already entitled. I have been advised by this writing, as required by the ADEA that: (a) my waiver and release do not apply to any claims that may arise after my signing of this Release; (b) I should consult with an attorney prior to executing this Release; (c) I have twenty-one (21) days within which to consider this Release (although I may choose to voluntarily execute this Release earlier); (d) I have seven (7) days following the execution of this release to revoke the Release; and (e) this Release will not be effective until the eighth day after this Release has been signed both by me and by the Company ("Effective Date").


Agreed:

WIND RIVER SYSTEMS, INC.               THOMAS ST. DENNIS

By:
   ---------------------------         ----------------------------------
   [Name]
   [Title]

Date:                                  Date:
     -----------------                      ---------------------